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                                 EXHIBIT 10.02

            ENVIRONMENTAL REMEDIATION AND INDEMNIFICATION AGREEMENT


     THIS ENVIRONMENTAL REMEDIATION AND INDEMNIFICATION AGREEMENT (the "Agreement") is executed this 6th day of February, 1998, by and among INTERCELL Corporation, a Colorado corporation ("INTERCELL"), Jaymark, Inc., a Delaware corporation ("Jaymark"), and California Tube Laboratory, Inc., a California corporation ("CTL").

                                    RECITALS

     A. INTERCELL owns one hundred percent (100%) of the issued and outstanding shares of capital stock of CTL (the "CTL Stock").

     B. Jaymark wishes to acquire, and INTERCELL wishes to sell, all of the CTL Stock in exchange for cash in accordance with the terms and subject to the conditions set forth in that certain Stock Purchase Agreement dated as of February 6, 1998, by and among Jaymark, INTERCELL and CTL (the "Stock Purchase Agreement").

     C. Between 1949 and January 1998, CTL operated its commercial and industrial business on property located at 1255-1305 17th Avenue in the Live Oak District of Santa Cruz County, California (the "Santa Cruz Site").

     D. Weber, Hayes & Associates has prepared a Phase I/II Environmental Site Assessment of the Santa Cruz Site, dated January 8, 1998 (the "Site Assessment"), attached hereto as Exhibit A, and has discovered various toxic and hazardous substances in the groundwater and soil underlying the Santa Cruz Site including, but not limited to, tetrachloroethane, trichloroethane, carbon tetrachloride, motor oil, diesel, polychlorinated biphenyls and other various contaminants (the "Contamination").

     E. The Site Assessment has been or will be submitted to the State Water Resources Control Board and/or the California Regional Water Quality Control Board (Central Coast Region), the State Department of Toxic Substances Control and the Santa Cruz County Department of Environmental Health Services, and, pending their review, input and instructions, further investigation regarding the extent of the Contamination at the Santa Cruz Site and remediation activities at the Santa Cruz Site will be commenced.

     F. Due to the proposed acquisition of CTL by Jaymark from INTERCELL and the discovery of the Contamination, Jaymark has requested that INTERCELL furnish to Jaymark and CTL written confirmation that INTERCELL will complete all investigation and remediation of the Contamination as may be required by state and federal law, and that INTERCELL will indemnify, defend and hold harmless Jaymark and CTL for all liabilities, claims, costs and legal proceedings arising as a result of the Contamination.

     G. INTERCELL is willing to provide such written confirmation to Jaymark and CTL upon the terms and subject to the conditions stated herein.

     NOW, THEREFORE, INTERCELL covenants and agrees as follows:

     1. INTERCELL will comply with all reporting and disclosure requirements of applicable state and federal law relating to the Contamination, including, but not limited to, the reporting and disclosure requirements of the State Water Resources Control Board and/or the California Regional Water

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Quality Control Board (Central Coast Region), the State Department of Toxic
Substances Control and the Santa Cruz County Department of Environmental Health Services, and any other regulatory agencies (the foregoing are sometimes hereinafter collectively referred to as the "Regulating Agencies").

     2. INTERCELL will, at its expense, investigate and remediate to the extent required by applicable state or federal law the Contamination in the soil and groundwater at the Santa Cruz Site. INTERCELL will comply with all of the cleanup and remediation requirements of the Regulating Agencies. In this regard, INTERCELL will (a) quantify the extent of the Contamination affecting the soil and groundwater, including, without limitation, installing monitoring wells, and (b) provide to the applicable Regulating Agencies a corrective action plan to remediate the Contamination and obtain approval of such plan or other remediation measures. INTERCELL, at its sole cost, shall be responsible for obtaining from each of the applicable Regulating Agencies a no further action letter with respect to the Contamination at the Santa Cruz Site. INTERCELL shall use its best efforts to obtain a no further action letter within 18 months after the execution of this Agreement.

     3. INTERCELL will indemnify, defend and hold harmless CTL and Jaymark, their successors-in-interest and their respective lenders, tenants, officers, directors, trustees, employees, agents, successors and assigns (singularly, "Indemnitee" and collectively, the "Indemnitees") from and against any and all claims, demands, suits, assessments, damages, fines, penalties and clean up, remediation or other response expenses incurred by, claimed from or assessed against any of the Indemnitees, whether foreseen or unforeseen, including, but not limited to, any claim or claims for personal injury, property damage and consequential damages (collectively, "Claims"), that arise out of the presence of the Contamination at the Santa Cruz Site. The term "Claims" as used herein shall also include any clean up cost, remediation costs or other response costs, expenses and legal proceedings under the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), the Resource Conservation and Recovery Act (RCRA), the Clean Water Act (CWA), or any other federal, state or local law, regulation or ordinance.

     4. INTERCELL shall provide to Jaymark a copy of any and all sampling results, investigatory data, reports, plans, correspondence, schedules and other documents relating to the investigation and/or remediation of the Contamination. Further, INTERCELL shall provide to Jaymark at least 48-hours advance written notice of any meetings, conferences or hearings with or before any of the Regulating Agencies or any personnel thereof and INTERCELL hereby agrees that Jaymark shall have the right to attend any such meetings, conferences or hearings.

     5. Upon receipt of any claim, demand, or similar notice of liability related to the Contamination, the Indemnitees will provide written notice to INTERCELL of any such claim, demand or similar notice of liability at the following address:

                    INTERCELL Corporation
                    370 17th Street, Suite 3290
                    Denver, CO 80202
                    Telephone:  (303) 592-1010
                    Facsimile:  (303)
                    Attention:  Paul Metzinger, President

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     with a copy to:     Kutak Rock
                         717 17th Street, Suite 2900
                         Denver, CO 80202
                         Telephone:  (303) 297-2400
                         Facsimile:  (303) 292-7799
                         Attention:  Robert J. Ahrenholz, Esq.

An Indemnitee who fails to provide notice as set forth above shall be deemed to be in breach of such notice obligation only to the extent that the delay prejudices INTERCELL.

     6. Notwithstanding anything contained herein, this Agreement shall not be construed as an election of remedies or as a waiver of any statutory, other contractual, or common law rights that the Indemnitees may have with respect to the Contamination. The non-signatory Indemnitees are expressly acknowledged to be third party beneficiaries of this Agreement and each Indemnitee is entitled to directly enforce his or her rights hereunder.

     7. In the event that any action or legal proceeding is brought to enforce or interpret this Agreement, the prevailing party shall be entitled to reimbursement of its reasonable attorneys' fees and costs.

     8. This Agreement shall be binding upon and shall inure to the benefit of each party's successors and assigns.

     9. The indemnification, defense and hold harmless obligations of INTERCELL contained herein shall survive the completion of INTERCELL's remediation activities as stated in Paragraph 1 and/or the issuance of any "no further action" letter(s) from the applicable Regulating Agencies concerning INTERCELL's remediation of the Contamination.

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     10.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws rules.

     EXECUTED to be effective as of the date first above written.


                             INTERCELL CORPORATION, a Colorado
                             corporation


                             By    /s/ Paul Metzinger
                                ----------------------------------------
                                Paul Metzinger, President and Chief
                                Executive Officer


                             JAYMARK, INC., a Delaware corporation


                             By    /s/ Eric Wenaas
                                ----------------------------------------
                                Eric Wenaas, President and Chief Executive
                                Officer


                             CALIFORNIA TUBE LABORATORY, INC., a
                             California corporation


                             By    /s/ Paul Metzinger
                                ----------------------------------------
                                Paul Metzinger, President and Chief
                                Executive Officer

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                                   EXHIBIT A

                              THE SITE ASSESSMENT


                                 [See Attached]



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